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                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement ("Agreement"), dated as of November 10th, 2000, is by and among FUTURE CAL-TEX CORPORATION, a Texas corporation, whose address is 700 Louisiana, Suite 3700, Houston, Texas 77002 ("Seller"), and MERIT PARTNERS, L.P., and MERIT ENERGY PARTNERS III, L.P., all Delaware limited partnerships, whose address is 12222 Merit Drive, Suite 1500, Dallas, Texas 75251 (collectively, "Buyer").

                                  WITNESSETH:

         WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

         WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:


                            ARTICLE 1. - DEFINITIONS

         1.1. "AGREEMENT" shall mean this Purchase and Sale Agreement between Seller and Buyer.

         1.2. "ALLOCATED VALUE" shall mean the respective value assigned to separate components of the Assets as set forth on Exhibit B.

         1.3. "ASSETS" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

         (a) the Leases;

         (b) the Personal Property and Incidental Rights; and

         (c) the Inventory Hydrocarbons

         1.4. "ASSUMED OBLIGATIONS" shall mean:

         (a) all Environmental Obligations or Liabilities; and

         (b) all liabilities, duties, and obligations that arise prior to or after the Effective Time with respect to ownership or operation of the Assets, including, but not limited to: (i) all duties, liabilities and obligations arising under any contract or agreement affecting the Assets, and all obligations and benefits with respect to gas production, sales or processing


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imbalances with third parties; (ii) all duties, liabilities, and obligations that arise under the Leases, assignments in the chain of title of the Leases, and burdens on production; and (iii) all other duties, liabilities, and obligations assumed by Buyer under this Agreement. Notwithstanding the foregoing, Buyer assumes all liabilities and obligations that arise prior to or after the Effective Time with respect to compliance with all applicable rules, regulations, statutes, permits and orders, including, but not limited to, plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, if required, which are included in the Assets.

         1.5. "CLOSING" shall be as defined in Section 12.1.

         1.6. "CLOSING DATE" shall be as defined in Section 12.1.

         1.7. "EFFECTIVE TIME" shall mean 7:00 a.m., Pacific Standard Time, on December 1, 2000.

         1.8. "ENVIRONMENTAL OBLIGATIONS OR LIABILITIES" shall mean all liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) associated with the Assets, whether arising before or after the Effective Date, and attributable to or resulting from: (i) pollution or contamination of soil, groundwater or air, on the Assets and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, and (v) violation of any federal, state or local environmental or land use law; provided, however, that nothing in this Section 1.8 will be construed to include in the definition of Environmental Obligations or Liabilities any liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, whether arising before or after the Effective Date, and attributable to or resulting from any of the causes noted above if a finder of fact ultimately determines that such causes resulted from the gross negligence or willful misconduct of the Seller.

         1.9. "EXCLUDED ASSETS" shall mean the following:

         (a) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time;


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         (b) all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any tax records which directly relate to any Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

         (c) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time;

         (d) except as otherwise provided in Article 14, all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

         (e) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

         (f) claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

         (g) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

         (h) all amounts due or payable to Seller as adjustments to insurance premiums related to the assets with respect to any period prior to the Effective Time;

         (i) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time;

         (j) all of Seller's intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

         1.10. "EXISTING LIENS" shall mean all of those certain liens, encumbrances, security interests and other rights and interests created by or granted or referenced in a certain Mortgage, Line of Credit Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated March 30, 2000, but effective as of March 31, 2000, from Seller, as mortgagor, to Michael V. Addy, as trustee, and for the benefit of Chase Bank of Texas, National Association, as administrative agent for itself and the other lenders referenced therein.


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         1.11. "HYDROCARBONS" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO(2)), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

         1.12. "INVENTORY HYDROCARBONS" shall mean all merchantable oil and condensate produced from or attributable to the Leases prior to the Effective Time which have not been sold by Seller and are in storage at the Effective Time.

         1.13. "LEASES" shall mean, except to the extent constituting Excluded Assets, any and all interests owned by Seller and set forth on Exhibit A, or which Seller is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, joint operating agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, fee and term mineral interests, and any other interests of Seller in Hydrocarbons, it being the intent hereof that the legal descriptions and depth limitations set forth on Exhibit A are for information only and the term "Leases" includes all of Seller's right, title and interest in the interests described on Exhibit A even though such interests may be incorrectly described.

         1.14. "NEW OIL AND GAS LEASE" shall mean that certain Oil and Gas Lease dated July 31, 2000, by and between Aera Energy LLC, as Lessor, and Future Cal-Tex Corporation, as Lessee.

         1.15. "PERFORMANCE DEPOSIT" shall be as defined in Section 3.2.

         1.16. "PERSONAL PROPERTY AND INCIDENTAL RIGHTS" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same do not constitute Excluded Assets and are assignable and are attributable to, appurtenant to, incidental to, or used for the operation of the
Leases:

         (a) all easements, rights-of-way, permits, licenses, servitudes or other interests;

         (b) all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, platforms, tank batteries, appurtenances, and improvements situated upon the Leases and used of held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Leases;

         (c) all automobiles, trucks and trailers used on the Leases;

         (d) all contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales, purchase,

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gathering, transportation, treating, marketing, exchange, processing, and fractionating contracts, and joint operating agreements; and

         (e) originals of all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all seismic, geological, geochemical, and geophysical information and data, to the extent that such data is not subject to any third party restrictions, but excluding Seller's proprietary interpretations of same.


         1.17. "PURCHASE PRICE" shall be as defined in Section 3.1.

         1.18. "SINKING FUND TRUST AGREEMENT" shall mean that certain Sinking Fund Trust Agreement dated July 31, 2000, among Bargo Energy Company, Future Cal-Tex Corporation and Aera Energy LLC.

                   ARTICLE 2. - AGREEMENT TO PURCHASE AND SELL

         Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets and to assume the Assumed Obligations.


                     ARTICLE 3. - PURCHASE PRICE AND PAYMENT

         3.1. PURCHASE PRICE. Subject to adjustment as set forth below, the Purchase Price for the assets shall be THIRTY NINE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($ 39,450,000.00), allocated among the Assets as provided in Exhibit B.

         3.2. PERFORMANCE DEPOSIT. Immediately upon the execution hereof, Buyer shall deliver to Seller by bank wire transfer, evidencing a Performance Deposit equal to 5% of the Purchase Price.

         3.3. FINAL SETTLEMENT/PURCHASE PRICE ADJUSTMENTS.

         Within 120 days after Closing, Seller shall provide to Buyer, for Buyer's concurrence, an accounting (the "Final Settlement Statement") of the actual amounts of Seller's and Buyer's Credits for the adjustment set out in this Section 3.3. Buyer shall have the right for 30 days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments. Any disagreements shall be resolved on a best efforts basis by Seller and Buyer. Those credits agreed upon by Buyer and Seller shall be netted and the final settlement shall be paid as directed in writing by the receiving party, on final adjustment by the party owing it (the "Final Settlement").


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         The Purchase Price shall be adjusted as follows:

         (a) The Purchase Price shall be adjusted upward by the following ("Seller's Credits"):

                  (1) the value of (i) all Inventory Hydrocarbons, such value to be based upon the prevailing market value for crude oil in effect as of the Effective Time adjusted for grade and gravity, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Assets; and
         (ii) the value of all of Seller's unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Seller and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the posted price for said products;

                  (2) the amount of all production expenses, direct operating expenses (expressly excluding Seller's administrative overhead and indirect charges but with the understanding that Seller may retain for its own account all overhead charges paid by third party non-operators), the fees, expenses and other amounts due to Torch Operating Company, and capital expenditures (including, without limitation, royalties, overriding royalties, rentals and other charges, ad valorem, property, production, excise, severance, and other similar taxes and assessments) attributable to the operation of the Assets after the Effective Time and accrued prior to the Closing Date or assumption of operation, whichever is later, in accordance with generally accepted accounting principles;

                  (3) an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement; and

                  (4) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

         (b) The Purchase Price shall be adjusted downward by the following ("Buyer's Credits"):

                  (1) the total sales value of all Hydrocarbons sold by the Seller after the Effective Time, all of which are attributable to the Assets, and any other monies collected by the Seller with respect to the ownership or operation of the Assets after the Effective Time, but excepting interest income.

                  (2) the amount of all unpaid ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based

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         upon the tax rate and values applicable to the tax period in question;
         otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended;

                  (3) an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement;

                  (4) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

         (c) Seller shall prepare and deliver to Buyer, at least three (3) days prior to Closing, Seller's estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 3.3. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments.


              ARTICLE 4. - SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer as of the date hereof, and the Closing Date that:

         (a) Subject to the provisions of Article 10(d), Seller is a Texas corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, and is duly qualified to carry on its business in those states where it is required to do so;

         (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of its governing documents or any agreement or instrument to which it is a party or by which it is bound (except any provision contained in agreements customary in the oil and gas industry relating to (1) the preferential right to purchase all or any portion of the Assets; (2) required consents to transfer and related provisions; (3) maintenance of uniform interest provisions; and (4) any other third-party approvals or consents contemplated herein), or any judgment, decree, order, statute, rule, or regulation applicable to Seller;

         (c) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding


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obligations of Seller in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

         (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Seller threatened against Seller;

         (e) The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller;

         (f) Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein for which Buyer shall have any obligation;

         (g) Except as set forth in Schedule 4(g), there are no claims, demands, actions, suits, proceedings (including condemnation, expropriation, or forfeiture Proceedings) or governmental investigations or inquiries pending, or to the knowledge of Seller threatened, against Seller, or any Asset (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, singly or in the aggregate, would materially adversely affect the Assets;

         (h) With respect to Assets operated by Seller, (i) Seller has materially complied with all laws, rules, regulations, ordinances and orders of all local, state and federal governmental bodies, authorities, agencies and tribunals having jurisdiction over the Assets, including, but not limited to, registration, bonding, plugging and restoration requirements, unitization requirements, drilling requirements, well permitting requirements, spacing requirements and production requirements, (ii) all material necessary permits from governmental authorities having jurisdiction of the Assets have been obtained, and all notices and reports required to be made to any governmental authority have been timely and properly made and will continue to be timely and properly made through Closing, and (iii) all plugged wells located on the Assets have been properly plugged, except to the extent noncompliance with any of the foregoing would not have a material adverse effect on Buyer's ownership or operation of the Assets after Closing; and


               ARTICLE 5. - BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller as of the date hereof, and the Closing Date that:

         (a) Buyer is a Delaware limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in those states where it is required to do so;


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         (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's articles of incorporation, partnership agreement(s), by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Buyer;

         (c) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Buyer;

         (d) this Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

         (e) there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Buyer;

         (f) Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein;

         (g) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel concerning this Agreement, the Assets and the value thereof; and

         (h) Buyer has arranged to comply with all applicable laws, ordinances, rules and regulations, and Buyer shall promptly obtain prior to Closing, and maintain in force thereafter, all permits, licenses, authorizations, bonds and other matters required by public authorities in connection with the ownership and operation of the Assets after Closing.


               ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

         6.1. TITLE FILES. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, and, at Buyer's expense, make such copies of, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Assets as requested by Buyer, insofar as the same may now


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be in existence and in the possession of Seller. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

       6.2. OTHER FILES. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, and, at Buyer's expense, make such copies of, all production, well, regulatory, environmental, engineering, seismic, geological, geophysical and geochemical information, and other information, files, books, records, and data pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller, excepting economic evaluations, reserve reports and any such information that is subject to the attorney/client and work product privileges. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

       6.3. CONFIDENTIALITY AGREEMENT. All such information made available to Buyer shall be maintained confidential by Buyer until Closing. Any confidentiality agreements Buyer has previously executed with Seller with respect to the Assets shall continue in force until Closing, at which time such agreement shall terminate. Buyer shall further take whatever reasonable steps which may be necessary to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 6.3.

       6.4. INSPECTIONS. Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets. Buyer acknowledges that (i) the Assets (including, but not limited to, any oil, gas or other mineral reserves underlying the Assets) have been, or will be prior to Closing, carefully inspected by Buyer; (ii) Buyer is, or will be prior to Closing, familiar with their condition and value, and the improvements and appurtenances (including electric wiring and machinery installed thereon) located on the Assets, inclusive of any Hydrocarbons, naturally occurring radioactive material, other soil contaminants or waste substances, whether similar or dissimilar, that may or could be present in the soil, water and groundwater; (iii) Buyer has engaged, or has had the opportunity to engage prior to Closing, such contractors or consultants as Buyer deems prudent for the purpose of assessment, testing and survey of the air, soil, water, groundwater, Personal Property and Incidental Rights, and other improvements and properties located on, in the vicinity of or appurtenant to the Assets; and (iv) upon Closing, Buyer assumes any and all obligations, risks and liabilities associated with any of the foregoing. Buyer acknowledges that the Assets have been or may have been used in connection with oil, gas and other mineral exploration, development and operations, as well as with respect to processing and refining operations, and, as such, equipment, appurtenances, processing and other facilities, plants, buildings, structures, improvements, abandoned and other tanks and piping (including above ground and underground tanks and piping), storage facilities, gathering and distribution lines, wells and other petroleum


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production facilities and appurtenances may be located thereon. Further, Buyer acknowledges that the Assets may also contain unplugged wells, wellbores, pits or buried pipelines or other equipment and conditions, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent through a physical inspection of the Assets.

         6.5. NO WARRANTY OR REPRESENTATION ON SELLER'S INFORMATION. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK.


               ARTICLE 7. - ENVIRONMENTAL MATTERS AND ADJUSTMENTS

         7.1. Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the Assets. If, in the course of conducting such investigation, Buyer discovers that any Asset is subject to any material Environmental Obligations or Liabilities, Buyer may raise such violation as an Environmental Defect in the manner and to the extent set forth hereafter. For purposes of this Agreement, the term "Environmental Defect" shall mean one or more conditions constituting an actual violation of applicable environmental laws in effect on the date of this Agreement for which the aggregate cost of required remediation in order to bring such conditions into compliance with such laws exceeds $50,000 per individual Environmental Defect (which amount is a deductible as opposed to a threshold). If the aggregate value of all Environmental Defects exceeds $250,000 (such amount being a deductible as opposed to a threshold), then no later than 10:00 a.m., C.S.T., on November 17, 2000 (the "Environmental Defect Notice Date"), Buyer may provide Seller written notice specifying such Environmental Defects, if any, the Assets affected thereby, Buyer's good faith estimate of the net reduction in value of the Assets affected by each defect (the "Environmental Defect Value") and the particular legal requirement which Buyer believes is not being satisfied with respect to each defect, together with all supporting documentation and authorities.


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         7.2. If Buyer fails to notify Seller prior to or on the Environmental
Defect Notice Date, of any Environmental Defects, all Environmental Obligations or Liabilities will be deemed waived by Buyer, Seller shall be released from any liability therefor, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the defects, and Buyer shall assume the risks, liability and obligations associated with such Environmental Obligations or Liabilities. Seller may, but shall be under no obligation to, correct at its own cost and expense such defects on or before the Closing Date.

         7.3. In the event that Buyer provides Seller with a timely Environmental Defect Notice, Seller may, at its sole option, (i) cure or remediate any Environmental Defect, (ii) agree to reduce the Purchase Price by the amount of the Environmental Defect Value, or (iii) exclude the affected Asset(s) from the purchase and sale contemplated by this Agreement in which event the Purchase Price shall be reduced by the Allocated Value of the Asset(s) so excluded.


ARTICLE 8. - TITLE DEFECTS, DUE DILIGENCE DEFECTS, TERMINATION AND ADJUSTMENTS

         8.1. DEFINITIONS. For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

         (a) "Defensible Title", subject to and except for the Permitted Encumbrances (as hereinafter defined), means:

                  (i) As to the Leases, such title held by Seller and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Lease or Leases are located and in the office of any applicable governmental authority that (a) entitles Seller and will entitle Buyer, from and after the Effective Time, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the net revenue interest shown on Exhibit B of all oil and gas produced, saved and marketed from or attributable to the well, unit or proved undeveloped location indicated through the plugging, abandonment and salvage of such wells or the termination of such unit; (b) obligates Seller, and will obligate Buyer after Closing, to bear the costs and expenses relating to the maintenance, development and operation of such well, unit or proved undeveloped location through the plugging, abandonment and salvage of such wells or the termination of such unit in an amount not greater than the expense interest of Seller set forth in Exhibit B (unless Seller's net revenue interest therein is proportionately increased); and (c) the Assets are free and clear of any liens, burdens or encumbrances of any kind or character.

          (b) "Due Diligence Defect" shall mean a material breach of the representations set forth in Article 8.2 below, the effect of which would cause a reduction in value of the affected Asset(s) in excess of $10,000 per individual item, such amount being a deductible amount as opposed to a threshold.

         (c) "Title Defect" shall mean any matter which causes Seller to have less than Defensible Title to any of the Assets as of the Closing Date, the effect of which would cause a reduction in value of the affected Asset(s) in excess of $10,000 per individual item, such amount being a deductible amount as opposed to a threshold.

         (d) "Title Defect Property" shall mean any Lease or portion thereof burdened by a Title Defect.

         (e) "Permitted Encumbrances" shall mean any of the following matters:

                  (i) tax liens and mechanic's liens for amounts not yet due and payable, or those that are being contested in good faith by Seller in the ordinary course of business;

                  (ii) valid, subsisting and applicable laws, rules and orders of governmental authority applicable to the Assets generally;

                  (iii) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;

                  (iv) all lessors' royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller as reflected in Exhibit B or impair the right to receive revenues attributable thereto;

                  (v) all production sales or purchase contracts; division orders; unitization and pooling designations, declarations, orders and agreements; operating agreements; area of mutual interest agreements; gas balancing agreements; processing agreements; injection, repressuring and recycling agreements; salt water disposal agreements; farmout and farmin agreements; exploration agreements; sinking fund agreements; gas storage agreements; ecosystem agreements; operations services agreements; and any and all other contracts and agreements which are applicable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom;

                  (vi) preferential rights to purchase and required third party consents to assignments with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

                  (vii) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance and Seller has no reason to believe they cannot be obtained in the ordinary course;

                  (viii) defects or irregularities of title which have been cured by possession or prescription or otherwise barred by limitations;

                  (ix) any encumbrance or other matter (whether or not constituting a "Title Defect") waived in writing by Buyer;

                  (x) other minor defects or irregularities generally waived by prudent purchasers of oil and gas properties which (1) do not materially interfere with the operation, value or use of any of the Assets, (2) do not prevent Buyer from receiving the proceeds of production from any of the Assets, (3) do not operate to increase the working interest of the Seller set forth on Exhibit B without a corresponding increase in the net revenue interest, and (4) do not operate to decrease the Seller's net revenue interest set forth on Exhibit B.

         8.2. Due Diligence Representations. Seller represents to Buyer as follows:

         (a) All material expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets, and all severance, production, ad valorem and other similar taxes) relating to the ownership or operation of the Assets, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.

         (b) Seller is not obligated by virtue of any prepayment arrangement to deliver Hydrocarbons produced from the Assets at some future time without then receiving full payment therefor.

         (c) Except as set forth on Schedule 8.2(c), Seller has not incurred any expenses, made any commitments to incur any expenditures or entered into any agreements that would obligate Buyer to make expenditures in connection with the ownership or operation of the Assets after the Effective Time and no other obligations or liabilities have been incurred that would adversely affect the Assets, except for the routine expenses incurred in the normal operation of existing wells.

         (d) Except as set forth on Schedule 8.2(d), there are no agreements for the sale of production from the Assets (including without limitation calls on, options to purchase or other rights to purchase production whether or not the same are currently being exercised) having a term longer than 30 days. Seller is receiving the price provided for in all agreements covering the sale of production from the Assets. Seller is presently receiving a price for all production from or attributable to each Lease in accordance with the terms of the applicable sales contract and is not having deliveries of gas from any Lease curtailed below such property's delivery capacity. Seller is currently being paid, without bond or indemnity (except the ordinary warranty found in division orders and Hydrocarbon sales contracts customarily used in the industry), for Seller's interest in the proceeds from the sale of production from the Assets.

         (e) Except as set forth on Schedule 8.2(e), no lease is subject to any farmout or farm-in agreement under which any party thereto is entitled to receive assignments not yet made or could earn additional assignments after the Effective Time.

         (f) To Seller's knowledge, no other party is in material breach or default (and no situation exists that with the passage of time or giving of notice would create a breach or default) of such party's obligations under the Leases. To Seller's knowledge, all material royalties, shut-in royalties, rentals and other payments due thereunder have been properly and timely paid, except funds held in suspense in accordance with customary industry practices.

         (g) To the best of Seller's knowledge none of the Assets is subject to a tax partnership.

         8.3. NOTICE OF TITLE AND DUE DILIGENCE DEFECTS. If the aggregate value of all Title Defects and Due Diligence Defects exceeds $100,000 (such amount being a threshold as opposed to a deductible), then no later than 10:00 a.m., C.S.T., on November 17, 2000 (the "Defect Notice Date"), Buyer may provide Seller written notice of any Title or Due Diligence Defects along with a description of those matters which, in Buyer's reasonable opinion, constitute Defects, setting forth in detail Buyer's calculation of the value for each Defect and the legal reasoning why Buyer believes such matter to constitute a defect, together with all supporting documentation and authorities. Under no circumstances shall the value of any Defect exceed the Allocated Value of the portion of the Assets to which such Defect relates. If the assertion of one or more Defects by Buyer causes the value of the affected Assets to be reduced to zero, Seller shall have the option of removing such Assets from the purchase and sale contemplated by this Agreement. Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Defects. Buyer's failure to deliver to Seller such written notice on or before the Defect Notice Date shall be deemed a waiver by Buyer of all Title Defects and Due Diligence Defects. If Seller does not cure or elects not to cure such Defects, the affected Asset(s) shall be excluded from the purchase and sale contemplated by this Agreement and the Purchase Price shall be reduced by the Allocated Value of the affected Assets; provided however, as to any Title Defect, Seller may elect no later than 4:00 p.m., C.S.T., on November 29, 2000, to cure any such uncured Title Defect pursuant to Section
8.5 and in such case the parties will proceed as provided in Section 8.5.

         8.4. OPTION TO TERMINATE. If the aggregate adjustments to the Purchase Price as a result of all Title Defects and Due Diligence Defects determined pursuant to the preceding subsection and all Environmental Defects determined pursuant to Article 7 exceeds $1,000,000 (regardless of whether the affected Assets are to be sold or excluded from the sale), either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination. Notice of termination must be submitted prior to 4:00 p.m., C.S.T., on November 29, 2000. In the event of such termination, Seller shall return to Buyer the Performance Deposit to Buyer, without interest, within five (5) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder.

         8.5. OPTIONAL POST-CLOSING TITLE DEFECT CURE PERIOD. Seller shall have the opportunity to cure, until sixty (60) days after Closing ("Cure Period"), any Title Defect that is curable. If Seller elects to attempt to cure such a Title Defect after Closing, Closing with respect to the portion of the Assets affected by such Title Defect will be deferred (the "Closing Deferred Property"). Closing with respect to all other Assets will proceed as provided in this Agreement, but the Purchase Price delivered to Sellers at such initial Closing will be reduced by the allocated value of all Closing Deferred Properties. If Seller cures any such Title Defect within the Cure Period, then the Closing with respect to the Closing Deferred Property for which such Title Defect has been cured will proceed and will be finalized within seven (7) days following the end of the Cure Period. If Seller fails or refuses to cure any Title Defect prior to the expiration of the Cure Period, Buyer shall separately elect, by notice to Seller delivered within seven (7) days after receipt by Buyer of notice from Seller of such failure or refusal to cure any such Title Defect, to waive all of the Title Defects applicable to any Closing Deferred Property (which waived Title Defects shall be deemed Permitted Encumbrances) and proceed to Closing on such Closing Deferred Property. If Buyer does not elect to waive an existing Title Defect, Seller shall retain the Closing Deferred Property and the parties shall have no further obligation with respect thereto. In the event that any such property is retained by Seller and such property has been receiving revenue, without complaint, for a period in excess of two years, then Buyer agrees (i) not to take any action to interfere with such revenue stream, and (ii) to the extent that Buyer becomes payor of such revenue, to pay Seller such revenue.

         8.6. TITLE DEFECT VALUES. In determining the value of a Title Defect, it is the intent of the Parties to include, to the extent possible, only that portion of the lands, leases and wells, whether an undivided interest, separate interest or otherwise, affected by the defect. The Title Defect value shall be determined by the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

         (i) the Allocated Value of the leases, lands and well affected by the Title Defect;

         (ii) the potential or actual reduction in the net revenue interest shown on Exhibit B or the amount by which the expense interest is greater than the expense interest set forth on Exhibit B.

         (iii) the productive or prospective status of the Title Defect Property (i.e., proved developed producing, etc.) and the present value of the future income expected to be produced therefrom;

         (iv) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

         (v) the legal effect of the Title Defect;

         (vi) if the Title Defect is a lien or encumbrance on the leases, lands or wells, the cost of removing such lien or encumbrance.

         Notwithstanding anything to the contrary that may be contained in this
Article 8, Buyer understands and agrees that the Allocated Values set forth on Exhibit B are only for (i) currently producing zones and that any loss of depth rights or acreage will not have a Title Defect Value unless such loss causes a change in expense or net revenue interest in the currently producing zone and
(ii) the proven undeveloped locations and the behind pipe zones specifically set forth on Exhibit B.


              ARTICLE 9 - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

         9.1. GENERAL. Seller shall use reasonable efforts to notify all holders of the following, to the extent Seller is aware of the existence of any such rights: (i) preferential rights, (ii) rights of consent to the assignment, or
(iii) rights of approval to the assignment of the Assets, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall promptly notify Buyer if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such preferential rights are timely and properly exercised, or Seller is unable to obtain a necessary consent or approval prior to Closing, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof as provided in Exhibit B. If any additional third party preferential purchase rights are discovered after Closing, or if a third party preferential rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party preferential purchase rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Buyer agrees to offer the preferential purchase rights to the holders of such rights in accordance with the agreements creating such rights, and Buyer shall have no recourse or remedy against Seller as a result thereof.

         9.2. AERA CONSENT. Seller and Buyer recognize that Section 22 of the New Oil and Gas Lease requires that Aera Energy LLC consent to assignment of such Lease. Seller and Buyer shall use their best efforts to obtain such consent by Closing. In the event that such consent cannot be obtained by Closing Buyer shall have the option to terminate this Agreement. In the event of such termination Seller shall return the Performance Deposit to Buyer, without interest, within five business days of receipt of notice of termination. Upon such termination neither Buyer or Seller shall have any liability hereunder.



                             ARTICLE 10 - COVENANTS

         (a) OPERATIONS PRIOR TO CLOSING. From and after the date of execution of this Agreement and until the Closing, and subject to the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Seller shall use all reasonable efforts to preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Seller owns an interest, and shall perform all obligations of Seller in or under all such agreements relating to the Assets; provided, however, Buyer's sole remedy for Seller's breach of its obligations under this Article 10(a) shall be limited to the amount of that portion of the Purchase Price allocated in Exhibit B to that portion of the Assets affected by such breach. Except for emergency action taken in the face of serious risk to life, property or the environment, or actions reasonably necessary to avoid loss of any acreage, rights or interests appurtenant to or comprising a part of the Assets, or actions taken pursuant to the order or requirement of any governmental authority, Seller shall (1) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than Twenty Thousand Dollars ($20,000.00); (2) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets;
(3) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; and (4) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer's prior written approval. On any matter requiring Buyer's approval under this Article 10(a), Buyer shall respond within five (5) days to Seller's request for approval and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter.

         (b) NEW LITIGATION AND CLOSING. Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

        (c) NON-OPERATED PROPERTIES. To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Article 10 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

        (d) CORPORATE MATTERS. Notwithstanding any other provisions of this Agreement to the contrary, from the date of this Agreement until Closing, Seller, at Seller's sole option, shall have the right to (i) enter into a reorganization transaction whereby Seller is converted from a corporation into a limited liability company or other form of business entity, or (ii) transfer all of the Assets and Seller's rights under this Agreement to a parent corporation or wholly owned subsidiary corporation. In the event Seller is so converted into a limited liability company, the surviving entity shall be entitled to all of the rights and benefits, and subject to all of the duties and obligations, as are applicable to Seller under the terms of this Agreement. If all of the Assets and Seller's rights under this Agreement are transferred to a parent corporation or wholly owned subsidiary corporation, the successor owner shall be entitled to all of the rights and benefits, and subject to all of the duties and obligations, as are applicable to Seller under the terms of this Agreement.

         (e) SINKING FUND TRUST AGREEMENT. At Closing Buyer shall assume responsibility for the Fund established by the Sinking Fund Trust Agreement and shall administer the Fund in accord with the term of the Trust Agreement. Seller agrees to transfer control of such Fund to Buyer at Closing.

         (f) COMMODITY SWAP CONTRACT. Seller shall have the option of entering into a standard commodity swap agreement on or before the close of business on November 28 , 2000 with respect to crude oil and natural gas production from the Assets (the "Swap Contract"). The terms and conditions of the "Swap Contract" shall be subject to Buyer's express consent and approval and shall include, without limitation, a two year term and a provision expressly allowing the transfer of the Swap Contract to Buyer at Closing.


                         ARTICLE 11 - CLOSING CONDITIONS

         11.1. SELLER'S CLOSING CONDITIONS. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

         (a) all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

         (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

         (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

         (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

         11.2. BUYER'S CLOSING CONDITIONS. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

         (a) all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

         (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller;

         (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

         (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

                              ARTICLE 12 - CLOSING

         12.1. CLOSING. The closing of this transaction (the "Closing") shall be held at the offices of Seller, 700 Louisiana, Suite 3700, Houston, Texas 77002, at 10:00 a.m. on November 30, 2000; or at such earlier date or place as the Parties may agree in writing (herein called "Closing Date"). Notwithstanding the foregoing, in the event that Seller enters into the Swap Contract described in
Section 10(f), then Seller shall have the right, at Seller's sole option, to extend the Closing Date to a date no later than January 15, 2001, by delivery to Buyer of written notice of Seller's election to so extend the Closing Date on or before 5:00 p.m., C.S.T., on November 29, 2000. Time is of the essence and, except as provided in the immediately preceding sentence, the Closing Date shall not be extended unless by written agreement of the Parties. On or before two (2) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

         12.2. SELLER'S CLOSING OBLIGATIONS. At Closing, except to the extent comprising the Excluded Assets, Seller shall deliver to Buyer the following:

                  (a) the Assignment and Conveyance substantially in the form attached hereto as Exhibit C and such other documents as may be reasonably necessary to convey all of Seller's interest in the Assets to Buyer in accordance with the provisions hereof;

                  (b) a nonforeign affidavit executed by Seller in the form attached as Exhibit D;

                  (c) appropriate regulatory forms appointing Buyer Operator for those Assets which Seller operates;

                  (d) copies of all third-party waivers, consents, approvals, permits and actions obtained;

                  (i) exclusive possession of the Assets; and

                  (j) Letters-in-lieu of transfer orders in form acceptable to Seller and Buyer.

                  (k) releases of the Existing Liens, such releases to be in recordable form.

                  (l) appropriate documents evidencing assignment of the Swap Contract to Buyer;

                  (m) appropriate documents evidencing transfer of the Sinking Fund Trust account to Buyer.

         12.3. BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall deliver to Seller the following:

                  (a) the Purchase Price (less the Performance Deposit) as adjusted by Section 3.3, payable by wire transfer in immediately available funds to an account designated by Seller; and

                  (b) evidence of Buyer's qualification as an operator in the jurisdiction where the Assets are located, together with the compliance with any related bonding or other financial security requirements sufficient to relieve Seller from further obligation as the operator of record of the Assets from and after the Closing Date.

         12.4. JOINT CLOSING OBLIGATIONS. Both Parties at Closing shall execute a Settlement Statement evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.


               ARTICLE 13 - LIMITATIONS ON WARRANTIES AND REMEDIES

EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION. THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

                   ARTICLE 14 - CASUALTY LOSS AND CONDEMNATION

If, prior to the Closing, all or any portion of the Assets is destroyed by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss" and limited to property damage or taking only), Buyer and Seller must agree prior to Closing either (i) to delete that portion of the Assets which is subject to the Casualty Loss from the Assets, and the Purchase Price shall be reduced by the Allocated Value thereof, or (ii) for Buyer to proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall pay, at the Closing, to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking; provided, however, if the value of that portion of the Assets affected by the casualty Loss, not to exceed that allocated in Exhibit B, exceeds $1,000,000.00, Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, the transaction shall not close and thereafter neither Buyer nor Seller shall have any liability or further obligations to the other hereunder. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

                        ARTICLE 15 - DEFAULT AND REMEDIES

         15.1. SELLER'S REMEDIES. Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, Seller, at its sole option, may (i) enforce specific performance, or (ii) terminate this Agreement and retain the Performance Deposit as liquidated damages and not as a penalty due to the difficulty, uncertainty and inconvenience of proving actual damages incurred by Seller as a result of Buyer's default, as Seller's sole and exclusive remedies for such default, all other remedies being expressly waived by Seller. Notwithstanding any provision hereof to the contrary Seller may retain the Performance Deposit as a liquidated damage only in the event the transaction contemplated by this Agreement is terminated due solely to the breach hereof by Buyer in the absence of any breach hereof by Seller. If the transaction contemplated by this Agreement fails to close or is terminated for any other reason Seller shall return the Performance Deposit to Buyer, without interest, within five (5) days of receipt of notice of termination and neither party shall have any further obligation or liability hereunder.

       15.2. BUYER'S REMEDIES. In the event of a breach hereof by Seller in the absence of any breach hereof by Buyer, Buyer, at its sole option, may (i) terminate this Agreement and receive a refund of the Performance Deposit, or
(ii) enforce specific performance, as Buyer's sole and exclusive remedies for such a default, all other remedies being expressly waived by Buyer. In the event Buyer elects to terminate pursuant to this Article 15.2, Seller shall release to Buyer the Performance Deposit, without interest, and within five (5) days of receipt of notice of termination and neither party shall have any further obligation or liability hereunder.

         15.3. OTHER REMEDIES. Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Section
6.3 (and the confidentiality agreements referenced therein) and such other portions of this Agreement as are necessary to the enforcement and construction of Section 6.3. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

         15.4. EFFECT OF TERMINATION. In the event of termination of this Agreement under this Article 15, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.


                      ARTICLE 16 - ASSUMPTION AND INDEMNITY

         16.1. BUYER'S ASSUMED OBLIGATIONS. Buyer shall assume all risk and loss with respect to and any change in the condition of the Assets from the date of this Agreement until Closing for production of Hydrocarbons through normal depletion (including the watering-out or sand infiltration of any well) and the depreciation of personal property through ordinary wear and tear. Upon and after Closing Buyer shall own the Assets, together with all the rights, duties, obligations, and liabilities, including the Assumed Obligations, related thereto, whether attributable to the period before or after the Effective Time, and Buyer's indemnity obligations hereunder. Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations.

         16.2 SELLERS ASSUMED OBLIGATIONS. Notwithstanding anything to the contrary set forth in this Agreement , Buyer's assumed obligations under this Agreement shall not include claims or liabilities arising out of the following:
(i) improper payment of royalties or other revenues by Seller; (ii) improper payment of severance or ad valorem taxes by Seller; (iii) personal injury, illness, disease, and/or wrongful death which relate to the period of time prior to the Closing Date; (iv) third-party audits, any of which arise or are asserted prior to the Effective Time or are asserted after the Effective Time and are attributable to the ownership and operation of the Assets by Seller prior to the Effective Time; and (v) the disposal by Seller off of the Assets of waste and other substances, whether such waste or other substances are hazardous or not. All liability on loss associated with items (i) though (v) in the preceding sentence are expressly assumed by Seller.

       16.3. NEGLIGENCE. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION

AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTIES HERETO.

         16.4. BROKER OR FINDER'S FEE. Each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, punitive damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

         16.5. MISCELLANEOUS. There shall be no upward or downward adjustment to the Purchase Price as a result of any matter for which Seller is indemnified under this Agreement. With respect to any claim for which an indemnifying party may be required to provide partial or full indemnity, such party shall have the right, but not the obligation, to participate fully in the defense of any such claim. Reasonable attorneys' fees, court costs, interest, penalties, and other expenses incurred in connection with the defense of such claims shall be included in Buyer's indemnities herein. All indemnities of Buyer herein shall extend to and cover the parent, subsidiary and affiliated companies and the officers, directors, employees, partners, and agents of Seller and its parent, subsidiary, and affiliated companies.

                           ARTICLE 17 - GAS IMBALANCES

Seller represents that, to Seller's knowledge, all gas imbalances associated with the Assets as of the Effective Date are set forth on Exhibit E. If, prior to Closing, either party hereto notifies the other party hereto that the volumes set forth in Exhibit E are incorrect, then Buyer and Seller shall meet and in good faith negotiate an appropriate purchase price adjustment. At Closing Buyer agrees to assume any liability and obligation for gas production imbalances (whether over or under) attributable to the Assets. In assuming this liability at Closing, Buyer shall not be obligated to make any additional payment over the Purchase Price to Seller and Seller shall not be obligated to refund any of said price to reimburse Buyer for any over-balances existing at the time of sale. Buyer and Seller agree that the economic effect of the imbalances set forth on Exhibit E are included in the Purchase Price set forth in Section 3.1.


                           ARTICLE 18 - MISCELLANEOUS

         18.1. PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to Closing, prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its best efforts to (iii) agree upon the text of a joint public announcement or statement to be made by both of such parties; or (iv) obtain written approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized exchange or over the counter, and applicable securities laws.

         18.2. FILING AND RECORDING OF ASSIGNMENTS, ETC. Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and upon request Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

         18.3. FURTHER ASSURANCES AND RECORDS.

         (a) After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

         (b) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for three (3) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (v) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (vi) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date; (vii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties; (viii) preparing tax returns; (ix) responding to or disputing any tax audit; or (x) asserting, defending or otherwise dealing with any claim or dispute under this Agreement.

         (c) Buyer agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

         (d) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (xi) access to files, records and data relating to the Assets in the possession of third parties; and (xii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.

         (e) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

         18.4. NOTICES.

         Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the parties to be notified as set forth below and addressed as follows:


                  If to Buyer, as follows:

                           Merit Energy Company
                           12222 Merit Drive, Suite 1500
                           Dallas, Texas 75251
                           Attention:  Fred N. Diem
                           Phone:  (972) 701-8377
                           Fax:  (972) 960-8420

                  If to Seller:

                           Future Cal-Tex Corporation
                           c/o Bargo Energy Company
                           700 Louisiana, Suite 3700
                           Houston, Texas 77002
                           Attention: Tim J. Goff and Lee Seekely
                           Phone:   (713) 236-9792
                           Fax:   (713) 236-9799


Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

         18.5. NO GUARANTEE OF OPERATIONS. Buyer understands that operation of all or part of the Assets may be subject to operating agreements or other contracts governing the election or appointment of an Operator. Seller does not warrant or represent that

Buyer will become Operator of any of the Assets. Seller agrees to use its best efforts to assist Buyer in its efforts to succeed Seller as Operator as to those Assets for which Seller currently serves as Operator.

         18.6. INCIDENTAL EXPENSES. Buyer shall bear and pay (xiii) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (xiv) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer; and (xv) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

         18.7. ANTITRUST LAWS. If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is applicable to this transaction, then each party shall have the responsibility for filing with the Federal Trade Commission and the Department of Justice their respective notifications and reports and any supplemental information which may be reasonably requested in connection with the HSR Act, which reports and notifications and supplemental information will comply in all material respects with the requirements of the HSR Act.

         18.8. WAIVER. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         18.9. BINDING EFFECT; ASSIGNMENT. All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective successors and assigns. Except as provided in Article 10(d), the rights of each party under this Agreement are personal to that party and may not be assigned or transferred to any other party, firm, corporation or other entity, without the prior, express and written consent of the other party, and such consent may be withheld for any reason, including convenience. Any attempt to assign this Agreement over the objection or without the express written consent of the other party shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. In the event Buyer sells or assigns all or a portion of the Assets, this Agreement shall remain in effect between Buyer and Seller as to all the Assets regardless of such assignment.

         18.10 TAXES.

         (a) Seller and Buyer agree that this transaction is not subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition Statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

         (b) Seller shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets prior to the Effective Time. Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets after the Effective Time. Any party which pays such taxes for the other party shall be entitled to prompt reimbursement upon evidence of such payment. Each party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

         (c) If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Assets acquired by Buyer by virtue of this transaction. If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority. If Seller is assessed such taxes, Buyer shall reimburse Seller for any such taxes paid by Seller to the taxing authority.

         18.11. CONFIDENTIALITY OF AGREEMENT. This Agreement and the terms and provisions thereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to either party's lenders, if any, and their consultants, who shall be required to keep such information confidential.

         18.12. AUDITS. It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Time.

         18.13. LIKE-KIND EXCHANGES. Each party consents to the other party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-l(g)(4)(v) of the Treasury Regulations) in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under this Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.

         18.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

         18.15. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a party or a successor or assignee of a party hereto.

         18.16. EXHIBITS. All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

         18.17. DELIVERY OF FILES AFTER CLOSING. The Assets set out in Section
1.16 shall be provided by Seller to Buyer as soon as reasonably possible after the Closing Date at a location to be specified by Seller, but in any event not later than thirty (30) days after the Closing has occurred. Any transportation, postage, or delivery costs from Seller's offices shall be at Buyer's sole cost, risk and expense.

         18.18. SURVIVAL. All representations and warranties by Seller contained in this Agreement shall terminate upon the occurrence of Closing. Except as otherwise provided in this Agreement, the covenants, indemnities and agreements made hereunder or pursuant hereto shall survive Closing and be and remain enforceable and continue in full force and effect as to their terms and conditions following Closing and shall not be deemed to have been merged into the Closing or into the assignments or other closing documents.

         18.19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

         18.20 WAIVER OF CONSUMER RIGHTS. TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              BUYER:

                                   MERIT PARTNERS, L.P.
                                   MERIT ENERGY PARTNERS III, L.P.
                                   By:  MERIT ENERGY COMPANY, General Partner


                                   By:
                                      ------------------------------------------
                                            Fred N. Diem, Vice President

                                   SELLER:

                                   FUTURE CAL-TEX CORPORATION


                                   By:
                                      ------------------------------------------
                                            Jonathan M. Clarkson, President

                              NON-FOREIGN AFFIDAVIT
                      Exemption from Withholding of Tax For
                  Dispositions of U.S. Real Property Interests

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Merit Partners, L.P. and Merit Energy Partners III, L.P. ("Merit") that withholding of tax is not required upon the disposition of U.S. real property interests by Merit Partners, L.P. , Merit Energy Partners, L.P., Future Cal-Tex Corporation, the undersigned hereby certifies the following:

1. The undersigned are not foreign corporations, foreign partnerships, foreign trusts, or foreign estates for purposes of U.S. income taxation;

2.  The undersigned's taxpayer identification number is:

3. The home or office address of the undersigned is 700 Louisiana, Suite 3700, Houston, Texas 77002.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by Merit and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certificate and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document.

     DATED this ______ day of ________________, 2000.

                                FUTURE CAL-TEX CORPORATION


                                By:
                                   ---------------------------------------------
                                     Jonathan M. Clarkson, President

                                    EXHIBIT E

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER, AND MERIT PARTNERS, L.P., ET AL., AS BUYER


                                 GAS IMBALANCES


                                      NONE.

                                  SCHEDULE 4(g)

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER, AND MERIT PARTNERS, L.P., ET AL., AS BUYER




NOV 16854: Facility violated conditions of Title V permits in that they failed to test fuel gas sulfur content, did not keep vapor pressure or temperature records for certain tanks, did not keep flare records, and operated with potential venting from lines and heater regulator.

NOV 16855: Facility violated conditions of Title V permits in that it operated a tank without required vapor recovery, utilized emergency flare for routine well work and exceeded alcohol throughput limit.

NOV 16040: Operating engine with excess emissions of CO.

Consent Order dated March 30, 2000 between the California Department of Conservation, Aera Energy, LLC and Future Cal-Tex Corporation

                                 SCHEDULE 8.2(c)

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER, AND MERIT PARTNERS, L.P., ET AL., AS BUYER



Agreement between Torch Operating Company and Bargo Energy Company, dated September 15,2000, with regard to contract operations services in the North and South Coles Levee Fields.

Sinking Fund Trust Agreement between Bargo Energy Company and its affiliate, Future Cal-Tex Corporation, both Texas corporations ("Purchaser") and Aera Energy C LLC, a California limited liability company ("Aera")

Conservation Easement Agreement dated October 2, 1992 between Atlantic Richfield Company and California Department of Fish and Game.

Exploration Agreement, dated May 1, 1988 by and between Aera Energy LLC and Diatom Petroleum, Incorporated and the amendments thereto.

Underground Storage Lease and Agreement between Aera Energy LLC and Western Hub Properties, LLC.

Consent Order dated March 30, 2000 between the California Department of Conservation, Aera Energy, LLC and Future Cal-Tex Corporation

                                 SCHEDULE 8.2(e)

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER, AND MERIT PARTNERS, L.P., ET AL., AS BUYER

                               FARMOUT AGREEMENTS


Exploration Agreement, dated May 1, 1988 by and between Aera Energy LLC and Diatom Petroleum, Incorporated and the amendments thereto.

Underground Storage Lease and Agreement between Aera Energy LLC and Western Hub Properties, LLC.

                                   EXHIBIT "A"

ATTACHED TO AND MADE A PART OF THAT CERTAIN ASSIGNMENT DATED JANUARY 12, 2001,
    EFFECTIVE DECEMBER 1, 2001 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS
               SELLER, AND MERIT PARTNERS, L.P., ET AL., AS BUYER

            PROPERTY AND PROPERTY INTERESTS SUBJECT TO THIS AGREEMENT


All descriptions are limited in depth from the surface down to, and including, the stratigraphic equivalent of the base of the entire Miocene Stevens Sands as shown at 12,531 feet measured depth subsurface on the Schlumberger Induction-Electrical log dated September 29, 1961, run in the Mobil Signal KCL #35-12 well, located in Section 12, Township 31 South, Range 25 East, MDB&M, Kern County, California.


Aera Lease No.  Property Type  Field     Agreement Date  Lessor                         Lessee
--------------  -------------  -----     --------------  ------                         ------
CA078785        LSE-BLM        COL-S         07/15/93    U.S. Department of Interior    Atlantic Richfield Company
USA CACA 31817                                           Bureau of Land
                                                         Management


ARO66619        Pipeline       COL-S&N       11/22/83    Tenneco West Inc.              Atlantic Richfield Company


AR101956        Pipeline       COL-S&N       09/21/92    Atlantic Richfield Company     Marathon Oil Company




MC71064         Exploration    COL-S&N       05/01/98    Aera Energy LLC                Diatom Petroleum, Inc.
                Agreement






                Agreement for                09/04/00    Bargo Energy Company           Aera Energy LLC
                Compensation Rights
                Coles Levee Ecosystem
                Preserve

Aera Lease No.  Description
--------------  -----------
CA078785        Township 31 South, Range 25E, MDBM
USA CACA 31817  Section 6:  E/2
                Section 8:  NW/4, N/2 SW/4, SW/4 SW/4
                Section 18:  N/2 NE/4

ARO66619        Township 30 South, Range 25 East, MDBM
                Section 28:  NE/4 N/2

AR101956        Township 31 South, Range 25 East, MDBM
                Parts of Sections:  3 & 4
                Township 30 South, Range 25 East, MDBM
                Parts of Section 32 & Section 33

MC71064         Interests covered by the (1) legal
                land description contained in Exhibit "A" to New Oil and Gas Lease, and
                (2) the BLM Lease designated as Aera
                Lease No. CA 078785, limited in depths from the base of the Miocene Upper Stevens Sands to all depths

                                   EXHIBIT "A"

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS
   OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER,
                  AND MERIT PARTNERS, L.P., ET AL., AS BUYERS

                               OIL AND GAS LEASES


                  (1) (OG 106) The Ohio Oil Company Northern Buena Vista Lake Oil and Gas Lease "B." This Agreement and Lease, made and entered into the 8th day of June, 1938, by and between Kern County Land Company, a corporation organized and existing under and by virtue of the laws of the State of California, as first party, hereinafter called the Lessor, and The Ohio Oil Company, a corporation organized and existing under and by virtue of the laws of the State of Ohio, as second party, hereinafter called Lessee, a memorandum of which dated June 8, 1938, was recorded on July 1, 1938, at page 288 of Book 786 of Official Records of Kern County, California, as amended.

                  (2) (OG 110) Standard Oil Company of California Buena Vista Oil and Gas Lease "B" No. 20. This Agreement and Lease, made and entered into the 20th day of July, 1938, by and between Kern County Land Company, a corporation organized and existing under and by virtue of the laws of the State of California, as first party, hereinafter called the Lessor, and Standard Oil Company of California, a corporation organized and existing under and by virtue of the laws of the State of Delaware, as second party, hereinafter called Lessee, a memorandum of which dated July 20, 1938, was recorded on July 27, 1938, at page 382 of Book 805 of Official Records of Kern County, California, as amended.

                  (3) (OG 112) Union Oil Company of California Northern Buena Vista Lake Oil and Gas Lease "B." This Agreement and Lease, made and entered into the 19th day of January, 1939, by and between Kern County Land Company, a corporation organized and existing under and by virtue of the laws of the State of California, as first party, hereinafter called the Lessor, and Union Oil Company of California, a corporation organized and existing under and by virtue of the laws of the State of California, as second party, hereinafter called the Lessee, a memorandum of which dated January 19, 1939, was recorded on February 3, 1939, at page 297 of Book 849 of Official Records of Kern County, California, as amended.

                  (4) (OG 113) Tide Water Associated Oil Company Northern Buena Vista Lake Oil and Gas Lease "B." This Agreement and Lease, made and entered into the 1st day of February, 1939, by and between Kern County Land Company, a corporation organized and existing under and by virtue of the laws of the State of California, as first party, hereinafter called Lessor, and Tide Water Associated Oil Company, a corporation organized and existing under and by virtue of the laws of the State of Delaware, as second party, hereinafter called Lessee, a memorandum of which dated February 1, 1939, was recorded on March 13, 1939, at page 186 of Book 863 of Official Records of Kern County, California, as amended.

                  (5) (OG 115) Richfield Oil Corporation Western Second Oil and Gas Lease "B." This Agreement and Lease, made and entered into the 14th day of February, 1939, by and between Kern County Land Company, a corporation organized and existing under and by virtue of the laws of the State of California, as first party, hereinafter called Lessor, and Richfield Oil Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware, as second party, hereinafter called Lessee, a memorandum of which dated February 14, 1939, was recorded on March 10, 1939, at page 53 in Book 870 of Official Records of Kern County, California, as amended.

                  (6) (AR 29494) Unit Plan for South Coles Levee Field, dated February 1, 1944, by and between The Ohio Oil Company, Standard Oil Company of California, Richfield Oil Corporation, Union Oil Company of California, and Tide Water Associated Oil Company, as amended and modified.

                                   EXHIBIT "A"

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS
   OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER,
                   AND MERIT PARTNERS, L.P., ET AL., AS BUYER




                  (7) NEW OIL AND GAS LEASE dated July 31, 2000 with an effective date of March 1, 2000 by and between Aera Energy LLC, as Lessor and Future Cal-Tex Corporation as Lessee, recorded as instrument number 200141445 in the Official Records of Kern County, California.

                                    EXHIBIT B

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER, AND MERIT PARTNERS, L.P., ET AL., AS BUYER



                                             Expense *                Net Revenue *               Allocated
Lease                                         Interest                  Interest                    Value
-----                                        ---------                -------------               ---------
S. Coles Levee Unit                                                                                     $26,800,000
------------------------------------- ------------------------- -------------------------- -------------------------

N. Coles Levee Unit                                                                                      $7,320,000
------------------------------------- ------------------------- -------------------------- -------------------------

PUD No. 1 (NE/NE-11)                                                                                       $534,300
------------------------------------- ------------------------- -------------------------- -------------------------

PUD No. 2 (NE/NW-11)                                                                                       $512,077
------------------------------------- ------------------------- -------------------------- -------------------------

PUD No. 3 (SW/SW-12)                                                                                       $353,624
------------------------------------- ------------------------- -------------------------- -------------------------

PUD No. 4 (NW/NW-14)                                                                                       $490,821
------------------------------------- ------------------------- -------------------------- -------------------------

PUD No. 5 (SE/SW-2)                                                                                        $309,179
------------------------------------- ------------------------- -------------------------- -------------------------

12-4 Deepening                                                                                             $449,039
------------------------------------- ------------------------- -------------------------- -------------------------

34-4 Deepening                                                                                             $434,585
------------------------------------- ------------------------- -------------------------- -------------------------

47-4 Deepening                                                                                             $421,095
------------------------------------- ------------------------- -------------------------- -------------------------

52-4 Deepening                                                                                             $407,604
------------------------------------- ------------------------- -------------------------- -------------------------

76-4 Deepening                                                                                             $395,077
------------------------------------- ------------------------- -------------------------- -------------------------

56-10 Deepening                                                                                            $380,623
------------------------------------- ------------------------- -------------------------- -------------------------

72-10 Deepening                                                                                            $310,280
------------------------------------- ------------------------- -------------------------- -------------------------

15-4 Deepening                                                                                             $302,571
------------------------------------- ------------------------- -------------------------- -------------------------

35-10 Deepening                                                                                            $293,899
------------------------------------- ------------------------- -------------------------- -------------------------

55X-4 Deepening                                                                                            $285,226
------------------------------------- ------------------------- -------------------------- -------------------------

Total                                                                                                   $40,000,000
------------------------------------- ------------------------- -------------------------- -------------------------


* See Exhibit "B", page 2


                               Exhibit B - Page 1

                                    EXHIBIT B

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS
   OF NOVEMBER 10, 2000 BY AND BETWEEN FUTURE CAL-TEX CORPORATION, AS SELLER,
                   AND MERIT PARTNERS, L.P., ET AL., AS BUYER

The NEW OIL AND GAS LEASE: The working interest from the surface to the base of the Middle Stevens is 100%. The lease burden is as follows:

                  Price             Royalty
Oil               $12-$20           23.5%

                  Below $12         20.0%

                  Over $20          26%

Gas               $1.50-$3.00       20%

                  Below $1.50       17%

                  Over $3.00        23%

Liquids                             25%


                               Exhibit B - Page 2